Exhibit 1.1

EXECUTION VERSION

FIRSTENERGY CORP.

(an Ohio corporation)

$300,000,000 2.050% Notes, Series A, due 2025

$600,000,000 2.650% Notes, Series B, due 2030

$850,000,000 3.400% Notes, Series C, due 2050

UNDERWRITING AGREEMENT

February 18, 2020

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

As Representatives of the Underwriters

named in Schedule I to the Underwriting

Agreement (as defined below)

c/o	Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Ladies and Gentlemen:

FirstEnergy Corp., a corporation organized under the laws of the State of Ohio (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several underwriters named in Schedule I hereto (the “Underwriters”, which term, when the context permits, shall also include any underwriters substituted as hereinafter provided in Section 11), for whom Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives (in such capacity, the “Representatives”), $300,000,000 aggregate principal amount of the Company’s 2.050% Notes, Series A, due 2025 (the “Series A Notes”), $600,000,000 aggregate principal amount of the Company’s 2.650% Notes, Series B, due 2030 (the “Series B Notes”) and $850,000,000 aggregate principal amount of the Company’s 3.400% Notes, Series C, due 2050 (the “Series C Notes” and, together with the Series A Notes and the Series B Notes, the “Notes”), to be issued under the Company’s Indenture, dated as of November 15, 2001, between the

Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as heretofore supplemented (the “Senior Note Indenture”) and as to be further supplemented, for the issuance of the Notes, by an Officer’s Certificate delivered to the Trustee pursuant to resolutions of the finance committee of the board of directors of the Company to be effective on or about February 20, 2020 (the “Officer’s Certificate,” and, together with the Senior Note Indenture, hereinafter referred to as the “Indenture”) in accordance with the terms set forth in this underwriting agreement (the “Underwriting Agreement”). The Notes shall have the series designation, denominations, issue price, maturities, interest rates, redemption provisions, if any, and other terms as set forth in the General Disclosure Package (as hereinafter defined).

SECTION 1. Representations and Warranties. (a) Representations and Warranties by the Company. The Company represents and warrants to and agrees with each Underwriter that:

(i) An “automatic shelf registration statement” as defined in Rule 405 (“Rule 405”) under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-3 (File No. 333-223472) to be used in connection with the public offering and sale of debt securities, including the Notes, and other securities of the Company under the Securities Act and the rules and regulations promulgated thereunder (the “Rules and Regulations”) and the offering thereof from time to time in accordance with Rule 415 under the Securities Act, has been prepared and filed by the Company not earlier than three years prior to the date hereof, in conformity with the requirements of the Securities Act and the Rules and Regulations. The Company will file with the Securities and Exchange Commission (the “Commission”) a prospectus supplement specifically relating to the terms of the Notes pursuant to Rule 424(b) (“Rule 424(b)”) under the Securities Act. The Company qualifies for use of Form S-3 for the registration of the Notes and the Notes are registered under the Securities Act. “Registration Statement” as of any time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated or deemed to be incorporated by reference therein and any information in a prospectus or prospectus supplement deemed or retroactively deemed to be a part thereof pursuant to Rule 430B (“Rule 430B”) or 430C (“Rule 430C”) under the Securities Act that has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Applicable Time (as hereinafter defined), which time shall be considered the “Effective Date” of the Registration Statement relating to the Notes. For purposes of this definition, information contained in a form of prospectus or prospectus supplement that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Registration Statement as of the time specified in Rule 430B. At the time of filing the Registration Statement, at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or form of prospectus), at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made any offer relating to the Notes in reliance on the exemption of Rule 163 of the Securities Act, and as of the date hereof, the Company was and is a “well known seasoned issuer” as defined in Rule 405 of the Securities Act.

(ii) At the time the Registration Statement initially became effective, at the time that each amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether by post-effective amendment, incorporated report or form of prospectus) became effective and on the Effective Date relating to the Notes, the Registration Statement conformed and will conform in all material respects to the requirements of the Securities Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as the case may be, and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. On the date hereof, on the date of any filing pursuant to Rule 424(b) and on the Closing Date (as hereinafter defined), the Registration Statement and the Prospectus (as defined in this paragraph (ii)) will conform in all material respects to the requirements of the Securities Act, the Trust Indenture Act and the Rules and Regulations, and neither of such documents will include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents made in reliance upon and in conformity with information furnished in writing to the Company by any Underwriter through the Representatives, if any, specifically for use therein or to any statements in or omissions from the Statement of Eligibility on Form T-1 of the Trustee under the Indenture, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof, but nothing contained herein is intended as a waiver of compliance with the Securities Act or the Rules and Regulations. For purposes of this Underwriting Agreement, “Statutory Prospectus” as of any time means the preliminary prospectus supplement (which term includes the base prospectus) relating to the Notes that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any basic prospectus or prospectus supplement deemed to be a part thereof pursuant to Rule 430B or 430C that has not been superseded or modified. For purposes of this definition, information contained in a form of prospectus (including a prospectus supplement) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively. “Prospectus” means the final prospectus supplement (which term includes the base prospectus) that discloses the public offering price and other final terms of the Notes and otherwise satisfies Section 10(a) of the Securities Act.

(iii) The documents incorporated or deemed to be incorporated by reference in the General Disclosure Package (as hereinafter defined) and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements, as applicable, of the Exchange Act and the rules and regulations of the Commission thereunder, and, when read together with other information in the General Disclosure Package or the Prospectus, as applicable, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(iv) (A) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Notes and (B) on the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405.

(v) As of the Applicable Time (as defined in this paragraph (v)), neither (A) the Issuer Free Writing Prospectus (as defined in this paragraph (v)) listed in Schedule II hereto, the Statutory Prospectus, considered together (collectively, the “General Disclosure Package”), nor (B) any electronic road show used in connection with the offering of the Notes or any individual Issuer Free Writing Prospectus (as defined in this paragraph (v)), in each case when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any prospectus included in the Registration Statement or any Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof. “Applicable Time” means 4:30 p.m. (Eastern Time) on the date hereof. “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 (“Rule 433”) under the Securities Act, relating to the Notes.

(vi) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offering and sale of the Notes or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence and in Section 3(j) hereof, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement, the General Disclosure Package and the Prospectus. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.

(vii) The historical consolidated financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise disclosed in the General Disclosure Package.

(viii) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ix) Since the most recent time as of which information is given in the General Disclosure Package, other than as set forth therein or contemplated thereby, there has not occurred any change, or any development involving a prospective change, which has had or would reasonably be expected to have a Material Adverse Effect (as defined below).

(x) The Company has been incorporated and is validly existing as a corporation in good standing under the laws of the State of Ohio, has the corporate power and authority to own, lease or operate its property and to conduct its business as described in the Prospectus and the General Disclosure Package and is qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(xi) Each significant subsidiary (as defined in Regulation S-X) of the Company as of December 31, 2019 (each, a “Significant Subsidiary”) has been organized, is validly existing and is in good standing under the laws of its respective jurisdiction of organization, has the power and authority as a corporation or other entity necessary to own, lease or operate its property and to conduct its business as described in the Prospectus and the General Disclosure Package and is qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(xii) The Company or one or more of its direct or indirect subsidiaries owns all of the common stock, membership interests or other ownership interests, as applicable, in each Significant Subsidiary free and clear of all liens, encumbrances and adverse claims, except for such liens, encumbrances and adverse claims as would not have a Material Adverse Effect.

(xiii) This Underwriting Agreement has been authorized, executed and delivered by the Company.

(xiv) The Senior Note Indenture has been, and on the Closing Date, the Indenture will be, (1) qualified under the Trust Indenture Act and (2) authorized, executed and delivered by the Company and when the Officer’s Certificate is executed and delivered by the Company, the Indenture will constitute a valid and binding agreement enforceable against the Company in accordance with its terms except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (whether enforceability is considered in a proceeding in equity or in law) and by an implied covenant of good faith and fair dealing.

(xv) The Notes have been authorized by the Company, and, when they have been executed by the Company, authenticated by the Trustee in the manner provided for in the Indenture, and issued and delivered against payment therefor as provided herein, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and will be entitled to the benefits provided by the Indenture.

(xvi) The Notes and the Senior Note Indenture conform, and on the Closing Date, the Indenture will conform, in all material respects to the descriptions thereof contained in the Prospectus and the General Disclosure Package.

(xvii) Neither the issuance and sale of the Notes nor the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Underwriting Agreement, the Indenture and the Notes will result in a violation or default of, or the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Significant Subsidiaries pursuant to, (a) any provision of applicable law, (b) the articles of incorporation or code of regulations or bylaws, as the case may be, or other organizational documents, each as amended, of the Company or any Significant Subsidiary of the Company, (c) any agreement or other instrument binding upon the Company or any Significant Subsidiary of the Company or (d) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any Significant Subsidiary of the Company or any of their properties, except in the case of clauses (a), (c) and (d) for any such violation, default, lien, charge or encumbrance that would not reasonably be expected to have a Material Adverse Effect. Furthermore, neither the Company nor any Significant Subsidiary of the Company is (x) in violation of any applicable law, or (y) in violation or in default, of its respective articles of incorporation or code of regulations or bylaws, as the case may be, each as amended, or other organizational documents, or in the performance of any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or other contract, lease or other instrument to which it is a party or by which any of them is bound, or to which any of its property or assets is subject, except such violations or defaults as have been waived or that would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

(xviii) Other than as disclosed in the Prospectus and the General Disclosure Package, there are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened, to which the Company or any Significant Subsidiary of the Company is a party or to which any of the properties of the Company or any Significant Subsidiary of the Company are subject wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the power or ability of the Company to perform its obligations under this Underwriting Agreement, or to consummate the transactions contemplated by the Prospectus and the General Disclosure Package.

(xix) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been obtained under the Securities Act and the Trust Indenture Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Notes by the Underwriters in the manner contemplated herein and in the General Disclosure Package. The Company and each of its Significant Subsidiaries has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to do so, in each case, would not reasonably be expected to have a Material Adverse Effect.

(xx) Other than as set forth in the General Disclosure Package and the Prospectus, the Company and each of its Significant Subsidiaries (x) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (y) has received (or has applied for) all permits, licenses, consent decrees or other approvals required of it under applicable Environmental Laws to conduct its business and (z) is in compliance with all terms and conditions of any such permit, license, consent decree or approval, except in cases in which that noncompliance with Environmental Laws, failure to receive required permits, licenses, consent decrees or other approvals, or failure to comply with the terms and conditions of such permits, licenses, consent decrees or approvals would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

(xxi) The Company maintains (x) systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (y) a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files with the Commission pursuant to the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting.

(xxii) The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Prospectus and the General Disclosure Package will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(xxiii) PricewaterhouseCoopers LLP, which has certified certain financial statements of the Company and its subsidiaries and issued its report with respect to the audited consolidated financial statements and schedules included and incorporated by reference in the General Disclosure Package and the Prospectus, is an independent registered public accounting firm as required by the Securities Act and the Rules and Regulations and the rules and regulations of the Public Company Accounting Oversight Board.

(xxiv) Schedule III hereto sets forth a complete and accurate list of each of the Company’s Significant Subsidiaries.

(xxv) There is and has been no failure on the part of the Company and, to the Company’s knowledge, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(xxvi) Neither the Company nor any of its consolidated subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its consolidated subsidiaries has taken any action in violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other applicable jurisdiction, or the rules or regulations thereunder (collectively, the “Anti-Corruption Laws”); and the Company and its consolidated subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws in all material respects. No part of the proceeds of this offering will be used in violation of the Anti-Corruption Laws.

(xxvii) The operations of the Company and its consolidated subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements under applicable money laundering statutes and the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its consolidated subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxviii) Neither the Company nor any of its consolidated subsidiaries nor, to the knowledge of the Company, any director, officer, or employee of the Company (i) is 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently blocked by any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or other applicable sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would directly cause a violation of applicable Sanctions by any individual or entity (including any individual or entity participating in the offering, whether as initial purchaser, advisor, investor or otherwise). Neither the Company nor any of its consolidated subsidiaries has engaged in any prohibited dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding three years, nor does the Company or any of its consolidated subsidiaries have any plans to engage in prohibited dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

(xxix) (a) To the knowledge of the Company, there has been no security breach or incident, unauthorized access or disclosure, or other compromise of or relating to any of the Company’s and its consolidated subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its consolidated subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its consolidated subsidiaries), equipment or technology (collectively, “IT Systems and Data”), and (b) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data, except as would not, in the case of (a) or (b), reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect. The Company and its consolidated subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification except where the failure to do so would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect. The Company and its consolidated subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards.

(b) Officer’s Certificates. Any certificate signed by any authorized officer of the Company and delivered to the Underwriters or to counsel for the Underwriters in connection with this offering shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby as of the date of such certificate.

SECTION 2. Sale and Delivery to Underwriters; Closing. (a) Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at a purchase price of 99.195%, in the case of the Series A Notes, 99.279%, in the case of the Series B Notes and 98.974%, in the case of the Series C Notes, of the principal amount thereof, plus accrued interest, if any, from February 20, 2020 to the Closing Date, the principal amount of the Notes set forth opposite such Underwriter’s name in Schedule I hereto plus any additional principal amount of Notes which such Underwriter may become obligated to purchase pursuant to the provisions of Section 11, subject to such adjustments among the Underwriters as the Representatives, on behalf of the Underwriters, shall make to eliminate any sales or purchases of fractional Notes.

(b) Payment and Delivery. Payment of the purchase price for, and delivery of certificates for, the Notes shall be made at the office of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114 or at such other place as shall be agreed upon by the Company and the Representatives on behalf of the Underwriters, at 10:00 a.m., (Eastern Time), on the second business day after the date hereof, or such other time not later than ten business days after such date as shall be agreed upon by the Company and the Representatives on behalf of the Underwriters (such time and date of payment and delivery being herein called the “Closing Date”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Underwriters for the account of the Underwriters of the Notes to be purchased by them.

The delivery of the Notes shall be made in fully registered form, registered in the name of CEDE & CO., to the offices of The Depository Trust Company (“DTC”) in New York, New York, or its designee, and the Underwriters shall accept such delivery.

The certificate(s) representing the Notes shall be made available by the Company for examination by the Representatives not later than 2:00 p.m. (Eastern Time) on the last business day prior to the Closing Date at such place as may be agreed upon between the Representatives and the Company.

SECTION 3. Covenants of the Company. The Company covenants with the Underwriters as follows:

(a) To promptly file each Statutory Prospectus and the Prospectus with the Commission pursuant to Rule 424(b) under the Securities Act.

(b) The Company will advise the Representatives promptly of the institution by the Commission of any stop order proceedings in respect of the Registration Statement or of any part thereof or any order suspending or preventing the use of the Statutory Prospectus, the Prospectus or any Issuer Free Writing Prospectus, and will use its reasonable best efforts to prevent the issuance of any such stop order or other such order and to obtain as soon as possible its lifting, if issued.

(c) To furnish without charge to the Representatives as many copies of the Prospectus and any documents incorporated by reference therein at or after the date thereof and any amendments and supplements thereto as the Representatives may reasonably request. The terms “supplement” and “amendment” as used in this Underwriting Agreement shall include all documents filed by the Company with the Commission subsequent to the date of the Prospectus pursuant to the Exchange Act which are deemed to be incorporated by reference in the Prospectus.

(d) Before amending or supplementing the Registration Statement or any Statutory Prospectus or filing with the Commission any document pursuant to Section 13, 14 or 15(d) of the Exchange Act, during the period referred to in paragraph (e) below, to furnish to the Representatives a copy of each such proposed amendment, supplement or document for the Representatives’ review prior to filing and not to file any such proposed amendment, supplement or document to which the Representatives reasonably object.

(e) The Company will promptly notify the Underwriters, and confirm such notice in writing (which notice and confirmation may be satisfied by providing the Underwriters with any related periodic report filed under the Exchange Act), of (i) any filing made by the Company of information relating to the offering of the Notes with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (ii) any material changes in or affecting the business, properties, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, which (x) make any statement in the Prospectus as then amended or supplemented materially false or misleading or (y) are not disclosed in the Prospectus as then amended or supplemented. If, at any time when a prospectus covering the Notes is (or but for the exemption in Rule 172 under the Securities Act would be) required by law to be delivered in connection with sales of the Notes by an Underwriter or dealer, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or counsel for the Company, to amend the Registration Statement or to amend or supplement the Prospectus or modify the information incorporated by reference therein in order that the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time the Prospectus is (or but for the exemption in Rule 172 under the Securities Act would be) delivered to a purchaser, not misleading, or if it is necessary to amend or supplement the Prospectus or modify such information to comply with the Securities Act and the Rules and Regulations, forthwith to prepare and file with the Commission and to furnish (subject to the conditions in paragraph (c) above), at its own expense, to the Underwriters and to the dealers (whose names and addresses the Representatives will furnish to the Company) to which Notes may have been sold by the Underwriters, and to any other dealers upon request, such amendments or supplements to the Prospectus or modifications to the documents incorporated by reference therein, so that the statements in the Prospectus as so amended, supplemented or modified will not, in the light of the circumstances existing at the time such Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with the Securities Act and the Rules and Regulations. If, prior to the Closing Date, there occurs an event or development as a result of which the General

Disclosure Package would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances when the General Disclosure Package is delivered to a purchaser, not misleading, the Company promptly will notify the Representatives so that any use of the General Disclosure Package may cease until it is amended or supplemented, and will promptly prepare an amendment or supplement that will correct such statement or omission.

(f) The Company will use commercially reasonable efforts, in cooperation with the Underwriters, to qualify the Notes for offering and sale under the applicable securities laws of such jurisdictions as the Underwriters may designate and will maintain such qualifications in effect as long as required for the sale of the Notes; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which the Notes have been qualified as above provided. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any such state or jurisdiction or the initiating or threatening of any proceedings for such purpose. The Company will also supply the Underwriters with such information as is necessary for the determination of the legality of the Notes for investment under the laws of such jurisdictions as the Underwriters may reasonably request.

(g) The Company shall take all reasonable action necessary to enable Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings Inc. (“Fitch”) to provide their respective credit ratings of the Notes.

(h) The Company will use the proceeds received by it from the sale of the Notes in the manner specified in the Prospectus under “Use of Proceeds”.

(i) During a period beginning on the date of this Underwriting Agreement and continuing to and including the Closing Date, the Company will not, without the prior written consent of the Representatives, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities issued or guaranteed by the Company or any of its subsidiaries substantially similar to the Notes or securities of the Company or any of its subsidiaries that are convertible into, or exchangeable for, the Notes.

(j) If at any time following the issuance of an Issuer Free Writing Prospectus there occurs an event or development as a result of which such Issuer Free Writing Prospectus would conflict with the information then contained in the Registration Statement, would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that time, not misleading, (A) the Company will promptly notify the Representatives and (B) the Company will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(k) The Company will make generally available to its security holders, as soon as it is practicable to do so, an earning statement of the Company (which need not be audited, unless required so to be under Section 11(a) of the Securities Act), covering a period of at least 12 months beginning within three months after the “effective date” (as defined in Rule 158 under the Securities Act) of the Registration Statement, which earning statement shall satisfy the requirements of Section 11(a) of the Securities Act.

SECTION 4. Free Writing Prospectuses. (a) Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior written consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior written consent of the Company and the Representatives, it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. The Company represents that it has complied and will comply with the requirements of Rule 164 under the Securities Act and Rule 433 applicable to any Issuer Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The parties hereto agree that the only Issuer Free Writing Prospectuses issued on or prior to the Applicable Time and consented to by the Company and the Representatives are specified on Schedule II hereto (including the final term sheet prepared in accordance with Section 4(b) below).

(b) Final Term Sheet. The Company will prepare a final term sheet relating to the Notes, containing only information that describes the final terms of the Notes and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii). Any such final term sheet is an Issuer Free Writing Prospectus for purposes of this Underwriting Agreement and is specified in Schedule II hereto.

SECTION 5. Payment of Expenses. (a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Underwriting Agreement, including (i) the preparation, printing and any filing of each Statutory Prospectus, the Prospectus, any electronic road show and each Issuer Free Writing Prospectus and of each amendment or supplement thereto, (ii) the preparation, reproduction and delivery to the Underwriters of this Underwriting Agreement and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Notes, (iii) the preparation, issuance and delivery of the certificates for the Notes to the Underwriters, including any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors (but not the fees and disbursements of counsel for the Underwriters), (v) the qualification of the Notes under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey, any supplement thereto and any legal investment survey (such fees and disbursements not to exceed $7,500), (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Notes and (vii) any fees payable in connection with the rating of the Notes in accordance with Section 3(g) hereof.

(b) Termination of Underwriting Agreement. If this Underwriting Agreement is terminated by the Underwriters in accordance with the provisions of Section 6, the Company shall reimburse the Underwriters for all of their reasonable out-of-pocket expenses, including fees and disbursements of counsel for the Underwriters which were reasonably incurred.

SECTION 6. Conditions of Underwriters’ Obligations. The obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1(a) as of the Applicable Time, the time this Underwriting Agreement is executed and delivered by the parties hereto and the Closing Date, to the accuracy of the statements made in certificates of the Company executed by any officer of the Company or any officer of any of the Company’s subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) No Stop Orders. Subsequent to the execution and delivery of this Underwriting Agreement and prior to the Closing Date, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall be in effect, no order of the Commission directed to the adequacy or accuracy of any document incorporated or deemed to be incorporated by reference in the Prospectus shall be in effect, and no proceedings for either purpose or pursuant to Section 8A of the Securities Act against the Company or relating to the offering of the Notes shall be pending before or threatened by the Commission.

(b) No Material Adverse Change. Subsequent to the execution and delivery of this Underwriting Agreement and prior to the Closing Date, there shall not have been, since the date hereof or since the respective dates as of which information is given in the General Disclosure Package and the Prospectus (exclusive of any amendments or supplements thereto subsequent to the Applicable Time), any Material Adverse Effect, whether or not arising in the ordinary course of business.

(c) Officer’s Certificate. The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Sections 6(a) and (b) above and to the effect that the representations and warranties of the Company in Section 1(a) were true and correct in all material respects when made and are true and correct in all material respects with the same force and effect as though expressly made at and as of the Closing Date, and that the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(d) Opinions of Counsel for the Company. At the Closing Date, the Underwriters shall have received the favorable opinions, each dated as of the Closing Date, of Robert P. Reffner, Senior Vice President and General Counsel of FirstEnergy Service Company, and Jones Day, counsel to the Company, each in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letters for the other Underwriters, and to such further effects as counsel to the Underwriters may reasonably request. Each counsel may state that, insofar as her or its opinion involves factual matters, such counsel has relied, to the extent she or it deems proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(e) Opinion of Counsel for Underwriters. At the Closing Date, the Underwriters shall have received the favorable opinion, dated as of the Closing Date, of Ballard Spahr LLP, counsel for the Underwriters, in form and substance satisfactory to the Underwriters. In giving such opinion such counsel may state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(f) Comfort Letter. (i) On or prior to the date of this Underwriting Agreement, the Underwriters shall have received from PricewaterhouseCoopers LLP a comfort letter, dated the date hereof, in form and substance reasonably satisfactory to the Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters (of the type ordinarily issued in transactions covered by registration statements filed under the Securities Act) with respect to the financial statements and certain financial information contained in the Registration Statement and any Statutory Prospectus and the Prospectus or incorporated therein by reference, with a specified date not more than three business days prior to the date hereof.

(ii) At the Closing Date, the Underwriters shall have received from PricewaterhouseCoopers LLP a letter dated as of the Closing Date, confirming, as of a date not more than three business days prior to the Closing Date, the statements contained in the letter delivered pursuant to Section 6(f)(i) hereof.

(g) Maintenance of Ratings. The Company shall have delivered to the Underwriters a letter, dated as of the Closing Date, from each of Moody’s, S&P and Fitch, or other evidence reasonably satisfactory to the Underwriters, confirming that the Notes have been assigned the ratings set forth on the Issuer Free Writing Prospectus substantially in the form attached as Annex A to Schedule II hereof and filed with the Commission on the date hereof; and since the date of this Underwriting Agreement, there shall not have occurred any downgrading or withdrawal, nor shall any notice have been given of any intended or potential downgrading or withdrawal or of any surveillance or review for a possible change that either indicates a negative change or does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by Moody’s, S&P or Fitch.

(h) Clearance and Settlement. At the Closing Date, the Notes shall be eligible for clearance and settlement through the facilities of DTC.

(i) Additional Documents. At the Closing Date, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

(j) Termination of Underwriting Agreement. If any condition contemplated by this Section shall not have been fulfilled when and as required to be fulfilled, this Underwriting Agreement may be terminated by the Underwriters by notice to the Company at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party except as provided in Section 5 and except that Sections 7, 8, 9, 16(a) and 16(b) shall survive any such termination and remain in full force and effect.

SECTION 7. Indemnification. (a) Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, each of its directors and officers and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement at any time, any Statutory Prospectus at any time, the Prospectus, the General Disclosure Package or any Issuer Free Writing Prospectus, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each Underwriter and each such controlling person, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability, except insofar as such losses, claims, damages or liabilities that arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission are based upon information furnished in writing to the Company by any Underwriter expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof, or are based upon statements or omissions from that part of the Registration Statement that constitutes the Statement of Eligibility on Form T-1 of the Trustee. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Indemnification of Company, Directors and Officers. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and any person controlling the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity and reimbursement obligation from the Company to each Underwriter, but only with respect to untrue statements or alleged untrue statements or omissions or alleged omissions made in the Registration Statement, any Statutory Prospectus, the Prospectus, the General Disclosure Package or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Underwriters through the Representative expressly for use therein. The Company acknowledges that the statements set forth in the last paragraph of the cover page of the Prospectus regarding delivery of the Notes and, under the caption “Underwriting (Conflicts of Interest),” (i) the concession and reallowance figures appearing in the third paragraph, (ii) the seventh paragraph, and (iii) the third sentence in the eighth paragraph related to market making activities, in the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for use in the Registration Statement, any Statutory Prospectus, the Prospectus or any Issuer Free Writing Prospectus. This indemnity agreement will be in addition to any liability which the Underwriters may otherwise have.

(c) Actions Against Parties; Notification. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. The omission so to notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such failure results in the loss by the indemnifying party of substantial rights and defenses and (ii) will not, in any event relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (B) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded upon advice of counsel that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party or (C) the indemnifying party fails to assume the defense of such proceeding or to employ counsel reasonably satisfactory to the indemnified party. It is understood that, except as provided in the preceding sentence, the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate counsel for all such indemnified parties. Such counsel shall be designated in writing by the Representatives in the case of parties indemnified pursuant to the second preceding paragraph, and by the Company in the case of parties indemnified pursuant to the first preceding paragraph.

(d) Settlement. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there has been a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include any statement as to, or any admission of, fault, culpability or failure to act by or on behalf of any indemnified party.

SECTION 8. Contribution. In the event that the indemnity provided for in Section 7 is held by a court to be unavailable, in whole or in part, to hold harmless an indemnified party for any reason, the Company and the Underwriters, severally and not jointly, agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and any of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other hand from the offering of the Notes. If the allocation provided by the immediately preceding sentence is held by a court to be unavailable for any reason, the Company and the Underwriters, severally and not jointly, agree to contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by the Company, and benefits received by the Underwriters shall be deemed to be equal to the discounts and commissions received by the Underwriters. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amounts of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 8, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls an Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer that signs the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the principal amount of Notes set forth opposite their respective names in Schedule I hereto and not joint.

SECTION 9. Representations, Warranties and Agreements To Survive Delivery. All representations, warranties and indemnity and contribution agreements contained in this Underwriting Agreement or in certificates of the Company submitted pursuant hereto shall remain operative and in full force and effect, regardless of any termination of this Underwriting Agreement, any investigation made by or on behalf of the Underwriters or controlling person, or by or on behalf of the Company, and shall survive delivery of the Notes to the Underwriters.

SECTION 10. Termination of Underwriting Agreement. The Underwriters may terminate this Underwriting Agreement by notice given by the Representatives to the Company, if after the effectiveness of this Underwriting Agreement and prior to delivery of and payment for the Notes (i) trading generally shall have been suspended or materially limited on, or by, the New York Stock Exchange, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over the counter market, (iii) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or any material disruption in commercial banking, securities settlement, payment or clearance services in the United States shall have occurred, or (iv) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, any declaration of war by Congress, or any calamity or crisis that, in the judgment of the Representatives, is material and adverse and which, singly or together with any other event specified in this clause (iv), makes it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offer, sale or delivery of the Notes on the terms and in the manner contemplated in the General Disclosure Package and the Prospectus. Sections 7, 8, 9, 16(a) and 16(b) shall survive any termination under this Section 10 and remain in full force and effect.

SECTION 11. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Date to purchase the Notes which it or they are obligated to purchase under this Underwriting Agreement (the “Defaulted Notes”), the Underwriters shall have the right, but not the obligation, within 36 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other Underwriters, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Underwriters shall not have completed such arrangements within such 36-hour period, then:

(a) if the number of Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective obligations to purchase hereunder bear to the obligations of all non-defaulting Underwriters, or

(b) if the number of Defaulted Notes exceeds 10% of the aggregate principal amount of the Notes, this Underwriting Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section 11 shall relieve any defaulting Underwriter from liability in respect of its default under this Underwriting Agreement.

In the event of any such default which does not result in a termination of this Underwriting Agreement, either the Underwriters or the Company shall have the right to postpone the Closing Date for a period not exceeding seven days in order to effect any required changes in the Prospectus or in any other documents or arrangements.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019, Attention: Syndicate Registration, Facsimile: (646) 834-8133, BofA Securities, Inc., 50 Rockefeller Plaza, NY1-050-12-01, New York, NY 10020, Attention: High Grade Transaction Management/Legal, Facsimile: (646) 855-5958, Citigroup Global Markets Inc., 388 Greenwich St., New York, NY 10013, Attention: General Counsel, Facsimile: (646) 291-1469, J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk – 3rd Floor, Facsimile: (212) 834-6081 and Morgan Stanley & Co. LLC, 1585 Broadway, 29th Floor, New York, NY 10036, Attention: Investment Banking Division, Facsimile: (212) 507-8999. Notices to the Company shall be directed to it at 76 South Main Street, Akron, Ohio 44308, Attention: Treasurer, Facsimile: (330) 384-3772.

SECTION 13. Parties. This Underwriting Agreement shall inure to the benefit of and be binding upon the Underwriters, the Company and their respective successors. Nothing expressed or mentioned in this Underwriting Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Underwriting Agreement or any provision herein contained. This Underwriting Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and their respective successors, and said controlling persons, officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes from the Underwriters shall be deemed to be a successor by reason merely of such purchase.

SECTION 14. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) the Underwriters have been retained solely to act as underwriters in connection with the sale of Notes and that no fiduciary, advisory or agency relationship between the Company and the Underwriters have been created in respect of any of the transactions contemplated by this Underwriting Agreement, irrespective of whether the Underwriters have advised or are advising the Company on other matters;

(b) the price of the Notes set forth in the final term sheet attached as Annex A to Schedule II hereto was established by the Company following discussions and arms-length negotiations with the Underwriters and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Underwriting Agreement;

(c) the Company has been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Underwriters have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) the Company waives, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

SECTION 15. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate (as defined below) of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this provision: (i) a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); (ii) a “Covered Entity” means any of the following: (A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (B) “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and (iv) “U.S. Special Resolution Regime” means each of (A) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (B) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

SECTION 16. MISCELLANEOUS. (a) GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

The Company and the Underwriters hereby submit to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Underwriting Agreement or the transactions contemplated hereby.

(b) Waiver of Jury Trial. The Company and the Underwriters hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Underwriting Agreement or the transactions contemplated hereby.

(c) Counterparts. This Underwriting Agreement may be executed in any number of separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together, shall constitute but one and the same agreement.

(d) Successors. This Underwriting Agreement shall inure to the benefit of and be binding upon, each of the Company, the several Underwriters, and their respective successors and the officers and directors and controlling persons referred to in Sections 7 and 8 hereof. The term “successor” as used in this Section shall not include any purchaser, as such, of any Notes from the Underwriters.

(e) Integration. This Underwriting Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

(f) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign counterparts hereof.

Very truly yours,

FIRSTENERGY CORP. as Issuer,

by
/s/ Steven R. Staub
Name: Steven R. Staub
Title: Vice President and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

BARCLAYS CAPITAL INC.,

by
/s/ Robert Stowe
Name: Robert Stowe
Title: Managing Director

BOFA SECURITIES, INC.,

by
/s/ Shawn Cepeda
Name: Shawn Cepeda
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.,

by
/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

J.P. MORGAN SECURITIES LLC,

by
/s/ Robert Bottamedi
Name: Robert Bottamedi
Title: Executive Director

MORGAN STANLEY & CO. LLC,

by
/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

Acting as representatives of the several Underwriters named in Schedule I.

Schedule I

Underwriters	Principal Amount of Series A Notes	Principal Amount of Series B Notes	Principal Amount of Series C Notes
Barclays Capital Inc.	$36,000,000	$72,000,000	$102,000,000
BofA Securities, Inc.	$36,000,000	$72,000,000	$102,000,000
Citigroup Global Markets Inc.	$36,000,000	$72,000,000	$102,000,000
J.P. Morgan Securities LLC	$36,000,000	$72,000,000	$102,000,000
Morgan Stanley & Co. LLC	$36,000,000	$72,000,000	$102,000,000
Mizuho Securities USA LLC	$14,394,000	$28,788,000	$40,783,000
PNC Capital Markets LLC	$14,394,000	$28,788,000	$40,783,000
RBC Capital Markets, LLC	$14,394,000	$28,788,000	$40,783,000
Santander Investment Securities Inc.	$14,394,000	$28,788,000	$40,783,000
Scotia Capital (USA) Inc.	$14,394,000	$28,788,000	$40,783,000
SMBC Nikko Securities America, Inc.	$14,394,000	$28,788,000	$40,783,000
CIBC World Markets Corp.	$6,728,000	$13,454,000	$19,060,000
KeyBanc Capital Markets Inc.	$6,727,000	$13,455,000	$19,060,000
MUFG Securities Americas Inc.	$6,727,000	$13,455,000	$19,060,000
TD Securities (USA) LLC	$6,727,000	$13,454,000	$19,061,000
U.S. Bancorp Investments, Inc.	$6,727,000	$13,454,000	$19,061,000
Total	$300,000,000	$600,000,000	$850,000,000

Schedule II

Schedule of Issuer Free Writing Prospectuses

Final pricing term sheets attached to this Schedule II as Annex A (Issuer Free Writing Prospectus).

ANNEX A

TO SCHEDULE II

Filed Pursuant to Rule 433

Registration No. 333-223472

February 18, 2020

FirstEnergy Corp.

Pricing Term Sheet

2.050% Notes, Series A, due 2025

Issuer:	FirstEnergy Corp.

Issue Format:	SEC registered

Principal Amount:	$300,000,000

Security Type:	2.050% Notes, Series A, due 2025 (“2025 Notes”)

Trade Date:	February 18, 2020

Settlement Date:	February 20, 2020; T+2

Maturity Date:	March 1, 2025

Interest Payment Dates:	Semi-annual payments in arrears on March 1 and September 1 of each year, beginning on September 1, 2020, to holders of record at the close of business on the February 15 or August 15 immediately preceding the corresponding interest payment date.

Optional Redemption: Make- Whole Call:	At any time prior to February 1, 2025 (the date that is one month prior to maturity for the 2025 Notes), in whole or in part, from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Notes to be redeemed then outstanding or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes to be redeemed (not including any portion of the payments of interest accrued to the date of redemption) that would be due if the 2025 Notes matured on the date that is two months prior to maturity for the 2025 Notes, discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate, plus 12.5 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

Reference Benchmark:	1.375% due January 31, 2025

Benchmark Yield:	1.393%

Reoffer Spread:	+ 70 bps

Reoffer Yield:	2.093%

Coupon:	2.050%

Price to Public:	99.795% of principal amount

Net Proceeds (%):	99.195%

Net Proceeds ($):	$297,585,000

Concurrent Debt Offerings:	The Issuer is also offering $600,000,000 of its 2.650% Notes, Series B, due 2030 and $850,000,000 of its 3.400% Notes, Series C, due 2050.

CUSIP:	337932 AK3

ISIN:	US337932AK39

Joint-Bookrunners:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Co-managers:	CIBC World Markets Corp. KeyBanc Capital Markets Inc. MUFG Securities Americas Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling at 1-888-603-5847, BofA Securities, Inc. by calling at 1-800-294-1322, Citigroup Global Markets Inc. by calling at 1-800-831-9146, J.P. Morgan Securities LLC by calling collect at 1-212-834-4533 or Morgan Stanley & Co. LLC by calling at 1-866-718-1649.

FirstEnergy Corp.

Pricing Term Sheet

2.650% Notes, Series B, due 2030

Issuer:	FirstEnergy Corp.

Issue Format:	SEC registered

Principal Amount:	$600,000,000

Security Type:	2.650% Notes, Series B, due 2030 (“2030 Notes”)

Trade Date:	February 18, 2020

Settlement Date:	February 20, 2020; T+2

Maturity Date:	March 1, 2030

Interest Payment Dates:	Semi-annual payments in arrears on March 1 and September 1 of each year, beginning on September 1, 2020, to holders of record at the close of business on the February 15 or August 15 immediately preceding the corresponding interest payment date.

Optional Redemption: Make- Whole Call:	At any time prior to December 1, 2029 (the date that is three months prior to maturity for the 2030 Notes), in whole or in part, from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2030 Notes to be redeemed then outstanding or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes to be redeemed (not including any portion of the payments of interest accrued to the date of redemption) that would be due if the 2030 Notes matured on the date that is three months prior to maturity for the 2030 Notes, discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate, plus 20 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

Reference Benchmark:	1.500% due February 15, 2030

Benchmark Yield:	1.558%

Reoffer Spread:	+ 110 bps

Reoffer Yield:	2.658%

Coupon:	2.650%

Price to Public:	99.929% of principal amount

Net Proceeds (%):	99.279%

Net Proceeds ($):	$595,674,000

Concurrent Debt Offerings:	The Issuer is also offering $300,000,000 of its 2.050% Notes, Series A, due 2025 and $850,000,000 of its 3.400% Notes, Series C, due 2050.

CUSIP:	337932 AL1

ISIN:	US337932AL12

Joint-Bookrunners:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Co-managers:	CIBC World Markets Corp. KeyBanc Capital Markets Inc. MUFG Securities Americas Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling at 1-888-603-5847, BofA Securities, Inc. by calling at 1-800-294-1322, Citigroup Global Markets Inc. by calling at 1-800-831-9146, J.P. Morgan Securities LLC by calling collect at 1-212-834-4533 or Morgan Stanley & Co. LLC by calling at 1-866-718-1649.

FirstEnergy Corp.

Pricing Term Sheet

3.400% Notes, Series C, due 2050

Issuer:	FirstEnergy Corp.

Issue Format:	SEC registered

Principal Amount:	$850,000,000

Security Type:	3.400% Notes, Series C, due 2050 (“2050 Notes”)

Trade Date:	February 18, 2020

Settlement Date:	February 20, 2020; T+2

Maturity Date:	March 1, 2050

Interest Payment Dates:	Semi-annual payments in arrears on March 1 and September 1 of each year, beginning on September 1, 2020, to holders of record at the close of business on the February 15 or August 15 immediately preceding the corresponding interest payment date.

Optional Redemption: Make-Whole Call:	At any time prior to September 1, 2049 (the date that is six months prior to maturity for the 2050 Notes), in whole or in part, from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2050 Notes to be redeemed then outstanding or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2050 Notes to be redeemed (not including any portion of the payments of interest accrued to the date of redemption) that would be due if the 2050 Notes matured on the date that is six months prior to maturity for the 2050 Notes, discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate, plus 25 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

Reference Benchmark:	2.375% due November 15, 2049

Benchmark Yield:	2.008%

Reoffer Spread:	+ 140 bps

Reoffer Yield:	3.408%

Coupon:	3.400%

Price to Public:	99.849% of principal amount

Net Proceeds (%):	98.974%

Net Proceeds ($):	$841,279,000

Concurrent Debt Offerings:	The Issuer is also offering $300,000,000 of its 2.050% Notes, Series A, due 2025 and $600,000,000 of its 2.650% Notes, Series B, due 2030.

CUSIP:	337932 AM9

ISIN:	US337932AM94

Joint-Bookrunners:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Co-managers:	CIBC World Markets Corp. KeyBanc Capital Markets Inc. MUFG Securities Americas Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling at 1-888-603-5847, BofA Securities, Inc. by calling at 1-800-294-1322, Citigroup Global Markets Inc. by calling at 1-800-831-9146, J.P. Morgan Securities LLC by calling collect at 1-212-834-4533 or Morgan Stanley & Co. LLC by calling at 1-866-718-1649.

Schedule III

Significant Subsidiaries

Name of Subsidiary	State of Organization	% Ownership
Monongahela Power Company	Ohio	100%
FirstEnergy Transmission, LLC	Delaware	100%
Ohio Edison Company	Ohio	100%
The Cleveland Electric Illuminating Company	Ohio	100%
West Penn Power Company	Pennsylvania	100%
Metropolitan Edison Company	Pennsylvania	100%
Pennsylvania Electric Company	Pennsylvania	100%
Jersey Central Power & Light Company	New Jersey	100%